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                                                                      EXHIBIT 11

                          THE PROGRESSIVE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)




                                      1994                      1993                          1992
                              -----------------------------------------------------------------------------
                                              Per                          Per                        Per
                                Amount       Share         Amount         Share        Amount       Share
                              -----------------------------------------------------------------------------
 PRIMARY:
 Net income                    $274.3                     $267.3                      $153.8
 Less:  Preferred stock
  dividends                      (8.6)                      (9.2)                       (9.4)
                              -----------------------------------------------------------------------------
                               $265.7        $3.59        $258.1          $3.59       $144.4        $2.32
                              =============================================================================

 Average shares
  outstanding                    71.6                       69.3                        60.7
 Net effect of dilutive
  stock options                   2.4                        2.5                         1.6
                              -----------------------------------------------------------------------------
   Total                         74.0                       71.8                        62.3
                              =============================================================================


 FULLY DILUTED:

 Net income                    $274.3                     $267.3                      $153.8
 Add:  Interest on
  convertible debt
    instrument (net of             --                         --                         3.0
    taxes)
 Less:  Preferred stock
  dividends                      (8.6)                      (9.2)                       (9.4)
                              -----------------------------------------------------------------------------
                               $265.7        $3.59        $258.1          $3.58       $147.4        $2.05
                              =============================================================================

 Average shares
  outstanding                    71.6                       69.3                        60.7
 Net effect of dilutive
  stock options                   2.4                        2.7                         2.6
 Net effect of convertible
  debt instrument                  --                         --                         8.6
                              -----------------------------------------------------------------------------
   Total                         74.0                       72.0                        71.9
                              =============================================================================